Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: May 20, 2021

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com

Kennametal Announces President of Metal Cutting Segment
Sanjay Chowbey becomes head of Metal Cutting, effective June 14, 2021

PITTSBURGH, May 20, 2021 – Kennametal Inc. (NYSE: KMT) today announced that effective June 14, 2021, Sanjay Chowbey will join the company as President, Metal Cutting. Chowbey comes to the company most recently from Flowserve, where he was President of Services and Solutions.

“Sanjay brings more than 20 years of experience in P&L roles for global industrial companies, like Flowserve and Danaher, making him well suited to continue the advancement of our Metal Cutting strategic initiatives,” said Christopher Rossi, President and CEO.

Rossi added: “Sanjay will play a critical role in the ongoing transformation of the Metal Cutting business and execution of the current strategy. His considerable experience in sales, marketing and operations makes him the ideal person to lead the business as we work to leverage our newly modernized manufacturing processes to drive growth, share gain and improved financial performance throughout the economic cycle.”

Chowbey will be a member of the company’s Executive Leadership Team and will report directly to President and CEO, Christopher Rossi.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 9,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $1.9 billion in revenues in fiscal 2020. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.
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